Exhibit 99.1

EARL SCHEIB, INC.

News Release

For immediate release

Company Contact:	David I. Sunkin
Vice President & General Counsel
(818) 981-9992 ext. 160

Earl Scheib Announces Two Additions to the Board of Directors

March 02, 2004 5:50:00 PM ET

Earl Scheib, Inc. ESH announced that its Board of Directors appointed James P. Burra and Salvatore J. Zizza as members of the Board of Directors and accepted the resignation of Gregory Helm from the Board, all effective March 1, 2004. Mr. Helm resigned to pursue other interests.

Mr. Burra has been the Chief Executive Officer of the Endural/Hoover Group, Inc., a manufacturer of material handling containers, since June 1989. Prior to Endural, Mr. Burra served as Chief Financial Officer of Intercole Inc., a multi-industry industrial products company which was publicly traded on NASDAQ until going private in 1985. Mr. Burra serves as a director of Semtech Corporation (NASDAQ), which manufactures and markets analog semiconductors, and Hoover Group, Inc., a manufacturer of intermediate bulk containers that is majority owned by Citicorp Venture Capital. Mr. Burra is a CPA and spent 10 years at Arthur Andersen & Co. Mr. Burra will serve as the Chairman of the Earl Scheib, Inc. Audit Committee and has been designated as the Company’s “financial expert” under the rules and regulations of the S.E.C. and AMEX. Mr. Burra fills the vacancy created by the retirement of Alex Kyman from the Board on Dec. 31, 2003.

Mr. Zizza has served as Chairman of Hallmark Electrical Supplies Corp., a supplier of electrical supplies and lighting to electrical contractors, since 1997. From 1985 to 1997, Mr. Zizza was Chairman and CEO of The LVI Group Inc. which in 1985 acquired NICO Construction Company, Inc. from Mr. Zizza where he had served as President and CFO since 1978. Mr. Zizza serves as a director of The Gabelli Asset Fund, The Gabelli Convertible Securities Fund, The Gabelli Equity Fund, The Gabelli Equity Income Fund, The Gabelli Dividend Davis Asset Allocation, The Gabelli Dividend Income Trust (NYSE), The Gabelli Growth Fund, The Gabelli Utility Fund (NYSE) and Hollis Eden Pharmaceuticals (NASDAQ). Mr. Zizza fills the vacancy created by Mr. Helm’s resignation.

Earl Scheib, Inc. recently reduced the size of its Board from six to five members so all vacancies have been filled by these appointments.

Robert M. Smiland, Chairman of the Board, stated, “We are very pleased to have Jim Burra and Salvatore Zizza join our Board of Directors, filling our two vacancies. Both Mr. Burra’s and Mr. Zizza’s extensive top-level managerial and transactional experiences in a variety of industries will be invaluable to the Company as we proceed with evaluating strategies designed to improve shareholder value.”

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 115 auto paint and body shops located in approximately 100 cities throughout the United States. In addition, through a wholly-owned subsidiary, Earl Scheib, Inc. manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers. For more information, visit Earl Scheib on the web at www.earlscheib.com.

Contact Information: Earl Scheib, Inc. David I. Sunkin, 818-981-9992 ext. 160